TEXAS COMMERCE BANK
                       NATIONAL ASSOCIATION
                         500 East Border
                           P.O. Box 250
                     Arlington, TX 76004-0250
                          (817) 856-3363
                        Fax (817) 856-3159

                                        Brian E. Happel
                                        Senior Vice President, Manager
                                        Commercial and Community Banking


March 8, 1996

Mr. Jerry McClure
Pharmaceutical Laboratories, Inc.
1229 West Corporate Drive West
Arlington, Texas 76006

Dear Jerry:

This will confirm that Texas Commerce Bank National Association ("Bank") is prepared to make funds (the "Loans") available to you ("Borrower") substantially according to the terms and conditions outlined below. This Commitment is conditional upon preparation, execution and delivery of legal documentation (including assurances, verifications and related agreements regarding the matters noted below) in form and substance satisfactory to the Bank and its legal counsel. The terms and conditions of the Bank's commitment are not limited to the terms and conditions set out below. Those matters, which are not covered by or made clear in this letter are subject to mutual agreement of the parties, and all matters are subject to amplification in the loan documents.

By signing below and accepting the terms of this letter, the Borrower represents that it is acting for its own account, and not as an agent, trustee or nominee for any other person. This letter is not intended for the benefit of any party other than the Borrower and may not be relied on by any other party. This letter is not assignable.

Borrower:                Pharmaceutical Laboratories, Inc.

Credit Facilities:       1)   A $750,000 revolving line of credit with a
                              $100,000 letter of credit sublimit.
                         2)   An $800,000 amortizing term loan.
                         3)   A $400,000 advance-type loan.

Purpose:                 1)   To provide working capital for support of
                              outstanding accounts receivable and inventory purchases.
                         2)   To provide funds to renovate and expand Corpus
                              Christi manufacturing facility ($286,000), equipment purchases ($50,000) along with consolidating existing term debt (i/n/o $199,000)
                              and funded revolver debt (i/n/o $265,000)

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Pharmaceutical Laboratories, Inc.
March 8, 1996
Page Two

                         3) Sole purpose to fund debenture debt allowed to be prepaid beginning September 30, 1996 as more fully described in the Offering Memorandum dated September 1, 1995.

Interest Rate:           1&2) Prime Rate of the Bank (as defined in the loan
                              documents) plus one percent which rate is a variable rate currently at 9.25% per annum.
                         1)   Letters of Credit will be priced at 2.0% per
                              annum
                         2)   Prime Rate of the Bank.

Maturity/Term:           1&3) May 1, 1997; interest payable monthly
                         2)   May 1, 1997; monthly principal payments plus
                              interest based on a blended amortization (Real
                              Estate: 15 years @ 80% L/V; Equipment: 5 years @ 50% L/V); estimated at $6,750 principal plus interest per month based on a ten year amortization.

Security:                1&2) First lien security interest in Borrower's
                              Accounts Receivable, Inventory, Equipment,
                              Fixtures and Real Estate.
                         3)   First lien security interest in cash and/or
                              marketable securities (acceptable to Bank) with a value equal to or greater than 100% of the committed principal balance of the loan.

Guarantors:              1-3) None

Commitment/
Usage Fee:               1&3) None
                         2)   One percent or $8,000.

Covenants:               a.   Monthly company-prepared financial statements
                         b.   Annual audited financial statements on Borrower
                         c.   Monthly accounts receivable and accounts payable
                              aging
                         d.   Monthly borrowing base and compliance certificate
                         e.   Borrowing Base: 75% of eligible accounts
                              receivable (as defined in the loan documents) less than 90 days past invoice date plus 30% of eligible inventory (as defined in the loan documents) with an inventory availability cap of $300,000 (subject to Bank asset audit)

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Pharmaceutical Laboratories, inc.
March 8, 1996
Page Three

                         f. Failure to maintain FDA approval on required PLI products is an event of default
                         g.   No change in executive management
                         h. Additional debt/lease/capital expenditure limitation of $100,000 in the aggregate annually
                         i. Credit facility #2 is subject to 80% loan/value on real estate and 50% loan/value on equipment.
                         j.   Compliance with the following financial
                              covenants:
                              -    Minimum Fixed Charge Coverage of 1.25x
                                   (defined as EBDIT - Cash Taxes/CMLTD +
                                   Interest Expense + Dividends + Sinking Fund
                                   Payments); residual debenture debt i/a/o
                                   $400,000 is not included as CMLTD
                              -    Maximum Debt/Tangible Net Worth of 1.5:1
                         k. Borrower to provide adequate evidence to Bank that sinking fund payments have been made according to the schedule outlined in the Offering Memorandum dated September 1, 1995

Deed of Trust:           The Borrower shall execute and deliver to the Bank at
                         closing a Deed of Trust granting a first lien in an to Borrower's (fee simple) interest in and to approximately 1.9582 acres of land located in Nueces
                         County, Texas (the "Property") and all appurtenant rights of Property, including an assignment of leases and rents and a grant of a security interest in all fixtures located thereon.

Environmental
Report: The Bank shall receive a phase I environmental report on the Property, performed by an independent and qualified engineering firm acceptable to the Bank at the Borrower's expense, which report must be acceptable to the Bank in all respects prior to closing. A phase II environmental report, also at the expense of the Borrower, may be required if the initial report shows the presence of environmental risks of the Property.

Title Insurance:         The Borrower, at its expense, will provide the Bank
                         with a mortgage policy of title insurance insuring that the Bank has a first and prior perfected vendor's lien and deed of trust lien against the Property, subject to no insurance coverage exceptions and no title encumbrances except only those which are approved in

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Pharmaceutical Laboratories, Inc.
March 8, 1996
Page Four

                         writing by the Bank. Such title insurance will be on the standard form promulgated by the Texas Insurance Board and may contain such standard exceptions as the Bank and the Borrower may agree.

Survey: The Borrower, at its expense, will provide the Bank with a current Class 1A, Condition II Texas Surveyors Association survey of the Property. The survey shall certify to the Borrower and the Title Company and the Bank that: (i) the survey was made and staked on the ground; (ii) the survey shows the location of all improvements, highways, streets, roads, railroads, rivers, creeks, or other waterways, fences, and all easements, and rights-of-way visible on the ground or reflected in the commitment for mortgage title insurance, on or adjacent to the Property, if any, indicating the number of total acres/square feet (whichever is applicable) comprising any such highway, street, road, railroad, river, creek, or other waterway, fence, easement, or right-of-way; (iii) there are no visible discrepancies, conflicts, or encroachments except as shown on the survey; (iv) whether the Property liens in the 100 year flood plain as established by the U.S. Army Corp of Engineers or any other governmental body; (v) there are no geological faults within the Property; (vi) the survey is a true, correct, and accurate representation of the Property, and (vii) the survey sets forth the number of total acres/square feet (whichever is applicable) comprising the Property, together with a metes and bounds description thereof. All easements or rights-of-way which have been recorded with the County Clerk of the county in which the Property is located. The survey shall locate and mark all corners or angles of the Property's perimeter on the ground with permanent buried iron surveyor stakes.

Casualty
Insurance:               The Borrower shall provide evidence of standard "all
                         risk" casualty insurance coverage on the Property and all appurtenances thereto and fixtures thereon, and customary liability insurance coverage with respect to the Property in customary amounts, each with a standard mortgagee loss payable endorsement, prior notification requirements and issued by a company or companies acceptable to the Bank.

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Pharmaceutical Laboratories, Inc.
March 8, 1996
Page Five

Flood Insurance:         Flood insurance is required if Property and
                         improvements are located in a flood hazard area.

Appraisal:               The Bank shall receive a satisfactory appraisal of the
                         Property, performed, at the Borrower's expense, by an independent and qualified appraiser acceptable to the Bank, which appraisal shall set forth the market value of the Property and otherwise comply with the requirements of all applicable laws and regulations, including, without limitation, 12 C.F.R. part 34, as it may be amended or otherwise modified form time to time.

Taxes and
Assessments:             The Borrower shall provide evidence that all ad
                         valorem taxes and other like taxes charged, levied, assessed or imposed against the Property, together with any assessments, maintenance charges or other impositions on the Property have been paid to closing date.

Additional
Conditions
Precedent:               At the time of closing of the Loans, there must not
                         be; any default under the Loan Documents; any material change in the business or financial statements dated
                         December 31, 1995 which the Bank has reviewed just prior to delivering this Commitment, or any material adverse changes with respect to the Security or any other information or document submitted to Bank by Borrower. Closing is contingent on the following: 1) receipt of a real estate evaluation with a value of not less than $450,000; 2) receipt and review of Bank's asset audit report; 3) receipt and review of Borrower's audited FYE 12/31/95 financial statements.

Closing Date:            If the conditions to the making of the Loan are not
                         satisfied on or before April 8, 1996, then this Commitment shall automatically terminate and be of no further force or effect unless Bank in its sole discretion chooses to extend such date.

Expenses:                Borrower shall be liable for and shall promptly pay
                         all fees, expenses, and charges incurred in connection with the issuance, amendment or modification of this commitment, the negotiation and preparation of the documents governing or securing the Loans and enforcement of the obligations of the Borrower under this

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Pharmaceutical Laboratories, Inc.
March 8, 1996
Page Six

                         Commitment and the documents governing or securing the loans, whether or not this Commitment is terminated or the Loans are advanced.

Loan Documents:          The Bank will require among other terms and
                         conditions, various conditions precedent to each Loan;
                         financial reporting requirements for Borrower, covenants, events of default, representations and warranties; indemnification's and other requirements which are not specifically outlined but which are, nevertheless, conditions to closing. All documentation must be satisfactory to the Bank in its sole discretion and of its counsel.

Entire Agreement:        Not withstanding and discussions or other action or
                         conduct undertaken by or on behalf of Borrowers or Bank on or before the date of this letter, this letter constitutes the only evidence of Bank's consent to make the loans which consent is subject to the terms and conditions contained herein.

Please evidence your acceptance of the foregoing by signing and returning to us the enclosed copy of this letter on or before March 16, 1996. Unless we receive our executed acceptance hereof by the close of business on March 16, 1996, this Commitment will be null and void. Upon receipt of your acceptance of this Commitment, the Bank will commence the documentation process and advise you of those documents which you will need to provide to us in anticipation of the closing of the Loan.

Very truly yours,

Texas Commerce Bank National Association

by:  /s/ BRIAN E. HAPPEL                /s/ DON H. KELLY
     Brian E. Happel, SVP, Manager      Don H. Kelly, Vice President
     Commercial Banking Division        Commercial Banking Division

Accepted and agreed:

by:  _________________________          ___________________
     Jerry McClure, President and CEO        Dated